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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

HOOKER FURNITURE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hooker Furniture Corporation

440 East Commonwealth Boulevard

Martinsville, Virginia 24112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held March 31, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hooker Furniture Corporation (the “Company”) will be held at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia, on Friday, March 31, 2006, at 2:00 p.m., for the following purposes:

(1)	To elect eight directors to serve a one-year term on the Company’s Board of Directors; and

(2)	To transact such other business as may properly be brought before the meeting or any adjournment of the meeting.

The shareholders of record of the Company’s Common Stock at the close of business on February 14, 2006 are entitled to notice of and to vote at this Annual Meeting or any adjournment of the meeting.

Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

By Order of the Board of Directors,

Robert W. Sherwood Secretary

March 6, 2006

Hooker Furniture Corporation

440 East Commonwealth Boulevard

Martinsville, Virginia 24112

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

March 31, 2006

The enclosed proxy is solicited by and on behalf of the Board of Directors of Hooker Furniture Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Friday, March 31, 2006, at 2:00 p.m., at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia, and any adjournment of the meeting. The matters to be considered and acted upon at the meeting are described in the notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about March 6, 2006 to all holders of record on February 14, 2006 of the Company’s common stock, no par value (the “Common Stock”). Shares of the Common Stock represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy by

•	delivering a written notice to the Secretary of the Company,

•	executing and delivering a later-dated proxy or

•	attending the meeting and voting in person.

The cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers, and employees of the Company may solicit proxies by telephone or personal interview. The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

VOTING RIGHTS

On February 14, 2006, the record date for the Annual Meeting, there were 14,430,151 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder of that share to one vote.

ELECTION OF DIRECTORS

The Company proposes the election of Paul B. Toms, Jr., Douglas C. Williams, W. Christopher Beeler, Jr., Robert M. “Mac” Cooper, Jr., John L. Gregory, III, Mark F. Schreiber, David G. Sweet and Henry G. Williamson, Jr. to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. All nominees listed were previously elected directors by the shareholders, except Mr. Cooper, who was elected by the Board of Directors effective September 28, 2005, and Mr. Sweet, who was elected by the Board of Directors effective March 1, 2006. Mr. Cooper was recommended for nomination to the Board of directors by Robert A. Taylor, who at the time was an independent director of the Company, and Paul B. Toms, Jr., the Company’s Chairman and Chief Executive Officer. Mr. Sweet was recommended for nomination to the Board of directors by Mr. Toms, Douglas C. Williams, the Company’s President and Chief Operating Officer, and W. Christopher Beeler, Jr., an independent director. The Board of Directors of the

Company presently consists of nine directors whose terms expire at the time of the 2006 Annual Meeting. Of the current directors, L. Dudley Walker will not stand for reelection to the Board of Directors.

The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that if any nominee should not continue to be available for election, those proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve. Certain information regarding each nominee follows.

Paul B. Toms, Jr., 51, has been a Director since 1993. Mr. Toms has been Chairman and Chief Executive Officer since December 2000. Mr. Toms was President and Chief Operating Officer from December 1999 to December 2000, Executive Vice President-Marketing from 1994 to December 1999, Senior Vice President-Sales & Marketing from 1993 to 1994, and Vice President-Sales from 1987 to 1993. Mr. Toms joined the Company in 1983.

Douglas C. Williams, 58, has been a Director since 1987. Mr. Williams has been President and Chief Operating Officer since December 2000. Mr. Williams was Executive Vice President-Manufacturing from December 1999 to December 2000, Senior Vice President-Manufacturing from 1987 to 1999, and Vice President-Manufacturing from 1986 to 1987. Prior to 1986, he held various positions in manufacturing management. Mr. Williams joined the Company in 1971.

W. Christopher Beeler, Jr., 54, has been a Director since 1993. He is the Chairman, President and Chief Executive Officer of Virginia Mirror Company, Inc. and Virginia Glass Products Corporation, both of which manufacture and fabricate architectural glass products. Mr. Beeler is a director of Branch Banking and Trust Company of Virginia (a wholly-owned subsidiary of BB&T Corporation). Mr. Beeler is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee.

Robert M. “Mac” Cooper, Jr., 42, has been a Director since September 28, 2005. He is the President and Chief Executive Officer of The Uttermost Co., a manufacturer and importer of decorative mirrors, art, lamps, lighting fixtures and accessories. Mr. Cooper is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

John L. Gregory, III, 58, has been a Director since 1988. He is a shareholder, officer and director of the law firm of Young, Haskins, Mann, Gregory & Smith, P.C. Mr. Gregory is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee.

Mark F. Schreiber, 63, has been a Director since 2004. He is the retired President and Chief Operating Officer of Houston-based furniture retailer Star Furniture. He held that position from 1995 until his retirement in early 2003. Mr. Schreiber is a member of the Audit Committee and the Compensation Committee.

David G. Sweet, 59, has been a Director since March 1, 2006. He is the retired Vice President of The North Face, a designer and marketer of outdoor apparel and a division of VF Corporation, from 2002 until his retirement in December 2004. He served as Vice President of VF Outdoor – Europe from 2000 to 2002. Prior to 2000, Mr. Sweet held various management positions during his 26-year career with VF Corporation. Mr. Sweet is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Henry G. Williamson, Jr., 58, has been a Director since 2004. He is the retired Chief Operating Officer of BB&T Corporation and Branch Banking and Trust Company of North Carolina, South Carolina, and Virginia. He held that position from 1989 until his retirement in June 2004. Mr. Williamson is also the Chairman of the Board of Williamson Corporation of North Carolina (doing business as Carolina Staffing Specialist), a temporary staffing business. Mr. Williamson is Chairman of the Audit Committee and a member of the Compensation Committee.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held five meetings during the fiscal year ending November 30, 2005. The Board has established a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee. The Compensation Committee met two times, the Audit Committee met eleven times and the Nominating and Corporate Governance Committee met four times in fiscal 2005. Each incumbent director attended at least 75% of the total fiscal 2005 Board meetings and committee meetings held during the period that he was a member of the Board or such committees. Each of the following directors and director nominees is independent as defined by applicable NASDAQ listing standards: W. Christopher Beeler, Jr., Robert M. “Mac” Cooper, Jr., John L. Gregory, III, Mark F. Schreiber, David G. Sweet, L. Dudley Walker and Henry G. Williamson, Jr. It is the Company’s policy that each of the directors is expected to attend the Company’s annual shareholder meetings. Eight of the Company’s nine directors attended the 2005 Annual Meeting.

Compensation of Directors

For 2005, non-employee directors received an annual retainer of $18,000, plus $7,500 for serving on the Audit Committee and $3,000 for serving on each of the Compensation and Nominating and Corporate Governance Committees. The Chair of the Audit Committee received an additional $4,500, and the Chairs of the Compensation and Nominating and Corporate Governance Committees each received an additional $3,000. Employee directors receive no additional compensation for Board or committee meetings attended. During fiscal 2005 Directors were paid no other compensation by the Company for the performance of their services as directors. Directors are reimbursed for reasonable expenses incurred in connection with attending board and committee meetings or performing their duties as directors.

Compensation for the current directors’ services as directors of the Company during fiscal 2005 (excluding reimbursement for expenses) is set forth in the table below:

Director	Fiscal 2005 Compensation
W. Christopher Beeler, Jr.	$33,000
Robert M. “Mac” Cooper, Jr.	6,000
John L. Gregory, III	27,000
Mark F. Schreiber	28,500
L. Dudley Walker	24,000
Henry G. Williamson, Jr.	28,500

For 2006, non-employee directors will receive the following cash compensation, which did not change from 2005:

•	$18,000 annual retainer for service on the Board; plus

•	$7,500 for serving on the Audit Committee and $3,000 for serving on each of the Compensation and Nominating and Corporate Governance Committees;

•	an additional $4,500 for the Chair of the Audit Committee; and

•	an additional $3,000 for the Chairs of the Compensation and Nominating and Corporate Governance Committees.

Beginning in 2006, non-employee directors will receive an annual grant of restricted stock under the Company’s 2005 Stock Incentive Plan. The plan was approved by shareholders at the 2005 Annual Meeting. The number of shares of restricted stock awarded to each non-employee director each year is determined by dividing fifty percent of the total annual fees payable to that director for that year by the fair market value of the Company’s Common Stock on the award date, and rounding to the nearest whole share. The restricted stock will become fully vested, and the restrictions applicable to the restricted stock will lapse, on the third anniversary of the grant date, or if earlier, when the director dies or is disabled, the Annual Shareholders Meeting following the director’s attainment of age 75, or a change in control of the Company.

On January 16, 2006, each non-employee director of the Company received an award of restricted shares of Company Common Stock as set forth in the table below:

Outside Director	Restricted Stock Grant (# of shares)
W. Christopher Beeler, Jr.	1,029
Robert M. “Mac” Cooper, Jr.	784
John L. Gregory, III	882
Mark F. Schreiber	931
L. Dudley Walker	147
Henry G. Williamson, Jr.	1,078

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which presently consists of Messrs. Beeler (Chairman), Cooper, Gregory and Sweet (effective March 1, 2006):

•	identifies individuals qualified to become Board members;

•	selects, or recommends that the Board select, nominees to the Board and each committee;

•	assists the Board with respect to corporate governance matters applicable to the Company; and

•	assists the Board in senior management succession planning.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. Each member of the Committee is independent as defined by applicable NASDAQ listing standards.

The Nominating and Corporate Governance Committee is responsible for

•	evaluating and making recommendations to the Board regarding the size and composition of the Board;

•	developing and recommending criteria for the selection of individuals to be considered as candidates for election to the Board; and

•	identifying, investigating and recommending prospective director candidates.

Candidates for director nominees will be assessed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. The Committee has not established a set of specific, minimum qualifications for director candidates, but in conducting its assessment, the Committee will consider such factors as it deems appropriate given the current needs of the Board and the Company. In the case of incumbent directors, the Committee will review each director’s overall service to the Company during his or her term in deciding whether to renominate the director.

The Committee will consider a director candidate recommended by a shareholder for the 2007 Annual Meeting if the recommendation is submitted in writing to the Secretary of the Company and is received at the Company’s principal executive offices on or before November 6, 2006. The recommendation must include a description of the candidate’s qualifications for serving as a director and the following information:

•	the name and address of the shareholder making the recommendation;

•	a representation that the shareholder will be entitled to vote at the meeting and, if necessary, would appear in person or by proxy at the meeting to nominate the person or persons recommended;

•	information regarding the director candidate that would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission, if the candidate were to be nominated by the Board of Directors;

•	information concerning the director candidate’s independence as defined by applicable NASDAQ listing standards; and

•	the consent of the director candidate to serve as a director of the Company if nominated and elected.

The Nominating and Corporate Governance Committee may refuse to consider the recommendation of any person not made in compliance with this procedure.

Compensation Committee

The Compensation Committee presently includes Messrs. Gregory (Chairman), Cooper, Schreiber and Williamson. During fiscal 2005, the Committee consisted of Messrs. Gregory (Chairman), Cooper (effective September 28, 2005), A. Frank Hooker, Jr. (through March 30, 2005), Schreiber, Walker (through January 11, 2006) and Williamson. The Committee reviews and makes determinations with regard to the compensation for the Company’s executives, including the Chief Executive Officer, the President and Chief Operating Officer, each of the Executive and Senior Vice Presidents and the President and Chief Executive Officer of Bradington-Young. No member of the Compensation Committee may be a current employee of the Company. Each member of the Compensation Committee is independent as defined by applicable NASDAQ listing standards. The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. The Compensation Committee Report on Executive Compensation begins on page 10.

Audit Committee

The Audit Committee, which presently consists of Messrs. Williamson (Chairman), Beeler, Schreiber and Sweet (effective March 1, 2006):

•	approves the appointment of an independent registered public accounting firm to audit the Company’s financial statements and internal control over financial reporting;

•	reviews and approves the scope, purpose and type of audit and non-audit services to be performed by the external auditors; and

•	oversees the accounting and financial reporting processes of the Company and the integrated audit of the Company’s annual financial statements and internal control over financial reporting.

The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. The Report of the Audit Committee is set forth below. Each member of the Audit Committee is independent as defined by applicable NASDAQ listing standards. The Company’s Board of Directors has determined that each of Messrs. Williamson and Beeler is an “audit committee financial expert” for purposes of the SEC’s rules.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements for the fiscal year ended November 30, 2005 with management, including a discussion of the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee discussed with the independent auditors, who are responsible for expressing an opinion on conformity of those audited financial statements with generally accepted accounting principles, the independent auditors’ judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent auditors under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and letter from the independent auditors to the Committee required by Independence Standard Board Standard No. 1. The Committee has also considered whether the provision of non-audit related services by the independent auditors is compatible with maintaining the independent auditors’ independence and found it to be acceptable.

The Committee met with the Company’s independent auditors, with and without management present, and discussed the overall scope of their audit, the results of their examination, their evaluation of the Company’s internal control and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2005 for filing with the Securities and Exchange Commission.

Henry G. Williamson, Jr., Chairman
W. Christopher Beeler, Jr.
Mark F. Schreiber

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth, for the fiscal years ended November 30, 2005, 2004 and 2003, the compensation for services in all capacities to the Company of those persons who at any time during the fiscal year ended November 30, 2005 served as the Company’s Chief Executive Officer or at November 30, 2005 were the next four most highly compensated executive officers of the Company for the fiscal year ended November 30, 2005 (each a “named executive officer” and collectively, the “named executive officers”).

Name and Principal Position	Year	Annual Compensation			All Other Compensation (2)
		Salary	Bonus	Other Annual Compensation (1)
Paul B. Toms, Jr., Chairman and Chief Executive Officer	2005	$279,001	$85,873	$72	$19,575
	2004	249,997	185,130		16,683
	2003	234,000	129,325	71,487	11,948

Douglas C. Williams, President and Chief Operating Officer	2005	270,001	85,873	155	29,454
	2004	241,201	185,130		26,121
	2003	234,000	129,325	34,759	17,348

E. Larry Ryder, Executive Vice President – Finance and Administration	2005	225,002	68,698	155	29,454
	2004	193,201	148,104		26,121
	2003	187,200	103,460	50,966	17,387

Michael P. Spece, Executive Vice President – Merchandising and Design	2005	225,002	68,698	80	25,179
	2004	186,002	148,104		24,525
	2003	168,002	103,460	33,416	17,367

C. Scott Young, President and Chief Executive Officer – Bradington-Young, LLC (3)	2005	240,815	74,423		19,108
	2004	216,780	160,446		2,500
	2003	192,500	112,081		2,500

(1)	Other Annual Compensation for 2003 represents an amount reimbursed to each named executive officer (other than Mr. Young) for the payment of annual premiums under a split-dollar life insurance agreement, plus payment of an additional amount intended to make the premium reimbursement tax-neutral to the named executive officer. In December 2003, the split-dollar life insurance agreements were terminated and the underlying life insurance policies were transferred by these named executive officers to the Company.

(2)	All Other Compensation for 2005 for each named executive officer includes amounts paid for the term life insurance benefit under the Company’s executive life insurance program and employer contributions to the Company’s tax-qualified employee stock ownership plan (“ESOP”) and tax-qualified Section 401(k) plans as set forth below:

	Life Insurance Program	ESOP	401(k)
Paul B. Toms, Jr.	$3,780	$11,545	$4,250
Douglas C. Williams	8,490	16,714	4,250
E. Larry Ryder	8,490	16,714	4,250
Michael P. Spece	4,215	16,714	4,250
C. Scott Young		16,714	2,394

(3)	Mr. Young became an executive officer of the Company effective January 2, 2003, in connection with the acquisition of the assets of Bradington-Young, LLC (see “Certain Relationships and Related Transactions” on page 12).

Supplemental Executive Retirement Plan

The Company provides a supplemental executive retirement plan for Messrs. Toms, Williams, Ryder and Spece, as well as certain other executives of the Company. This plan provides a monthly supplemental retirement benefit equal to 40% of the executive’s final average monthly compensation, payable for a 15-year period following the executive’s termination of employment. Final average monthly compensation means the average monthly base salary and any bonuses paid to the executive during the five-year period prior to his termination of employment with the Company. An executive becomes vested in 75% of the monthly supplemental benefit if the executive remains continuously employed with the Company until attainment of age 60, and is vested in additional 5% increments for each subsequent year that the executive remains continuously employed with the Company. Executives who remain continuously employed to age 65 become fully vested in their monthly supplemental benefit. However, Mr. Spece will become fully vested if he remains continuously employed until he reaches age 60. In addition, the monthly retirement benefit for each participant in the plan, regardless of age, will become fully vested and the present value of all plan benefits will be paid to participants in a lump sum upon a change in control of the Company (as defined in the plan).

The estimated annual benefit payable upon retirement at normal retirement age (assuming full vesting) to each of the named executive officers who participates in the supplemental executive retirement plan is set forth below:

Estimated Annual Retirement Benefit*
Paul B. Toms, Jr.	$242,771
Douglas C. Williams	189,004
E. Larry Ryder	150,874
Michael P. Spece	140,314

*	Calculated based on historical average salary and bonus amounts for the five-year period ending November 30, 2005. Actual benefits would be calculated based on the five-year period prior to termination of employment with the Company. None of the listed named executive officers has reached, or would reach during fiscal 2006, the minimum vesting age for this benefit.

Executive Life Insurance Program

The Company provides an executive life insurance program for Messrs. Toms, Williams, Ryder and Spece, as well as certain other executives of the Company. This life insurance program provides a death benefit of $1.5 million if the executive dies on or before his 60th birthday, and a $1 million death benefit if he dies after his 60th birthday but on or before his 65th birthday. The life insurance benefit automatically terminates when the executive terminates employment with the Company for any reason other than death or when he attains age 65, whichever occurs first. The life insurance policies funding the new life insurance program are owned by the Company.

2005 Stock Incentive Plan

The Hooker Furniture Corporation 2005 Stock Incentive Plan, approved by shareholders in 2005, is intended to help the Company recruit, motivate and retain the caliber of employees and outside directors essential to the Company’s success and to further align the interests of those employees and outside directors with the long-term interests of the Company’s shareholders. The Compensation Committee determined that the addition of equity-based compensation to the Company’s existing compensation program would enable the Company to provide long-term incentives that will complement the short-term incentives inherent in the Company’s performance-based annual bonus program, which is described in the Compensation Committee’s report beginning on page 10 of this proxy statement.

The plan permits grants of restricted stock, restricted stock units, stock appreciation rights and performance grants. Performance-based awards under the plan would qualify for deductibility under Section 162(m) of the Internal Revenue Code. A maximum of 750,000 shares of the Company’s Common Stock are available for issuance under the plan, subject to adjustment for stock dividends or other distributions, stock splits, mergers, consolidations, combinations, share repurchases or exchange or other similar corporate transactions or events. No more than 75,000 shares of Common Stock may be allocated to incentive awards that are granted during any single taxable year to any individual employee participant.

All present and future key management employees of the Company and its subsidiaries are eligible to receive incentive awards under the plan if the Compensation Committee determines that they have contributed, or can be expected to contribute, significantly to the Company or any of its subsidiaries. The Compensation Committee has the power and complete discretion to select eligible key management employees to receive incentive awards and to determine the type of award and its terms and conditions. In addition, each outside director will be eligible to receive restricted stock in accordance with the terms of the award program for outside directors, which is described under “Compensation of Directors” beginning on page 3. Outside directors are not eligible to receive any other type of incentive award under the plan.

Other than restricted stock grants made to the Company’s non-employee directors (4,851 restricted shares of Common Stock in the aggregate), no incentive awards have been approved under the plan.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During the Company’s fiscal year ended November 30, 2005, the Compensation Committee included Messrs. Gregory (Chairman), Cooper (effective September 28, 2005), A. Frank Hooker, Jr. (through March 30, 2005), Schreiber, Walker (through January 11, 2006) and Williamson. A. Frank Hooker, Jr. was an officer of the Company until his retirement in May 1999.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) is composed exclusively of non-employee, independent directors. The Board of Directors delegated to the Committee the responsibility to develop and implement general principles for compensating the Company’s Chief Executive Officer and the other members of the Company’s executive leadership team. The Committee also is responsible for administering certain Company compensation plans and for exercising general oversight over the Company’s executive compensation practices. The Committee meets at scheduled times throughout the year.

General Compensation Philosophy

The Committee has adopted a charter that provides guidelines for carrying out the Committee’s responsibilities. The Committee periodically reviews the charter to determine whether modifications are necessary to reflect changes in the Company’s business or the market environment in which it operates, and to address other factors that may affect executive compensation setting.

The Committee believes that the primary goal of the Company’s compensation program should be to attract and retain highly qualified executives who will contribute significantly to the success of the Company. The Committee further believes that the compensation program should motivate executives to achieve the financial and other goals inherent in the Company’s business strategy, and should link the elements of compensation to both individual performance and to the Company’s financial performance.

Prior to the beginning of the 2005 fiscal year, the Committee engaged a compensation consulting firm to review the Company’s current compensation and benefits programs. The compensation consultant was asked to help the Committee determine whether the programs further the Committee’s overall compensation philosophy in as effective a manner as possible. The consulting firm reviewed the total amount of compensation provided to each member of the executive leadership team, and also reviewed the individual components comprising each member’s total compensation. The consulting firm concluded that the Company’s annual base salary and annual performance bonus program provide total annual compensation generally in line with that of peer companies, but noted that the Company’s overall compensation program lacked a long-term incentive element. The companies in the peer group identified by the compensation consultant were not identical to the group of companies used for the Performance Graph at page 13 of this proxy statement. The Committee determined that this was an appropriate peer group to use for purposes of compensation setting because the group generally represents the firms that the Company competes with for executive talent.

After considering the compensation consultant’s analysis, the Committee concluded that it would be appropriate to add stock-based incentive compensation to the Company’s overall executive compensation program. The Committee decided that stock-based awards could be structured to create long-term incentives that would complement the short-term incentives inherent in the Company’s annual performance bonus program and that such awards could help to more closely align the interests of the executive leadership team with those of the Company’s shareholders. At the Committee’s recommendation, the Board of Directors adopted a stock incentive plan that was approved by the Company’s shareholders at the 2005 annual shareholder meeting.

Compensation Decisions for Fiscal 2005

Compensation Setting Process

In setting base salaries and annual bonus opportunities for 2005, the Committee adopted a process similar to that used in prior years. First, the Committee considered the compensation consulting firm’s assessment of the compensation levels for each member of the Company’s executive leadership team. The assessment collected total compensation data for executives with comparable positions to those of the executive leadership team and developed from that data a series of salary ranges for each executive leadership team member. The assessment indicated that the 2004 salaries were on average slightly below the mid-point salaries for executives with comparable positions at peer companies. The assessment also analyzed the total annual compensation paid to the members of the executive leadership team.

The Committee next considered recommendations of annual compensation levels presented by the executive leadership team. Those recommendations included modest increases in annual base salaries, and a bonus program with opportunities based on the Company’s attainment of a specified level of earnings before taxes. The recommended threshold for 2005 was higher than the threshold used for the bonus program for the 2004 fiscal year.

Base Salaries and Annual Bonus Opportunities

After considering the consultant’s assessment and the management recommendations, the Committee decided to increase the annual base salaries of the members of the executive leadership team to levels that were more in line with the mid-point salary ranges for comparable positions with the peer companies identified in the compensation consultant’s study. The Committee also decided to implement the recommended annual bonus program with the higher threshold target. The Committee concluded that increasing the threshold target under the bonus program would create an additional incentive for the executive leadership team to improve the profitability of the Company.

Chief Executive Officer Compensation

The Committee determined that setting the Chief Executive Officer’s annual base salary at $279,000 and providing a bonus opportunity for the 2005 fiscal year under the program described above was appropriate to better align his total annual compensation with that of other chief executive officers of the peer companies identified by the compensation consultant. The Committee also determined that this level of compensation was appropriate to recognize the Chief Executive Officer’s performance during 2004. The Committee noted that the Chief Executive Officer had adapted the Company’s business strategy to more effectively address increased competition from foreign furniture manufacturers, and this had allowed the Company to continue to perform well in an increasingly difficult market environment.

Other Compensation Programs

The Committee decided that no changes should be made to the other compensation programs for the executive leadership team, such as the Company’s supplemental retirement plan or executive life insurance program. In addition, the Committee decided not to make any awards under the long-term incentive plan for 2005 because it wanted to further study and analyze how to best structure an award program that would enhance the base salary and award performance programs. The Committee intends to make awards under the Stock Incentive Plan in future years.

Compliance with Internal Revenue Code Section 162(m)

The Committee takes into account the federal income tax limit on Company deduction for compensation of over $1 million that is paid in any taxable year to the Company’s Chief Executive Officer or to any of the other four most highly compensated individuals who are executive officers at the end of the year. Current compensation levels for each of the members of the Company’s executive leader team are well below the $1 million threshold.

In addition, the types of incentive awards authorized under the stock incentive plan generally would be exempt from the $1 million limitation on deductible compensation. The Committee will consider the potential application of the deduction limit when structuring compensation components in future years.

John L. Gregory, III (Chairman)

Mark F. Schreiber

L. Dudley Walker

Henry G. Williamson, Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 2, 2003, the Company, through its wholly owned subsidiary B-Y Acquisition LLC, acquired substantially all of the assets of Bradington-Young, LLC, a North Carolina-based manufacturer of upscale leather reclining chairs, executive desk chairs and motion and stationary upholstery in the upper-medium to high-end price niches (“Bradington-Young NC”). Following the acquisition, B-Y Acquisition LLC changed its name to Bradington-Young, LLC (“Bradington-Young VA”). C. Scott Young, an owner and manager of Bradington-Young NC, now serves as the President and Chief Executive Officer of Bradington-Young VA and is deemed to be an executive officer of the Company. In addition, Craig S. Young and Clark S. Young, Mr. Young’s brothers, were also owners of Bradington-Young NC. Craig S. Young now serves as Vice President of Sales of Bradington-Young VA and received $202,359 in salary and bonus for fiscal 2005. Clark S. Young serves as an independent commissioned sales representative for the Company on the same terms as the Company’s other independent commissioned sales representatives. He earned $398,987 in commissions in fiscal 2005. Both Craig S. Young and Clarke S. Young are expected to continue to serve in these capacities during fiscal 2006.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the Company’s equity compensation plans as of November 30, 2005:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	0	N/A	750,000 (2)

Equity compensation plans not approved by security holders	None	None	None

Total	0	N/A	750,000 (2)

(1)	Shares allocable to incentive awards granted under the Company’s 2005 Stock Incentive Plan that expire, are forfeited, lapse or otherwise terminate or are cancelled will be added to the shares available for incentive awards under the plan. Any shares covered by a stock appreciation right will be counted as used only to the extent shares are actually issued to a participant when the stock appreciation right is exercised. In addition, any shares retained by the Company in satisfaction of a participant’s obligation to pay applicable withholding taxes with respect to any incentive award and any shares of Common Stock covered by an incentive award that is settled in cash will be added to the shares available for incentive awards under the plan.

(2)	On January 16, 2006, the non-employee directors of the Company received a total of 4,851 restricted shares of Common Stock under the 2005 Stock Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies it has received of the Forms 3, 4 and 5 filed during or with respect to the fiscal year ended November 30, 2005, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons for that fiscal year, the Company believes that all executive officers, directors and 10% shareholders complied with such filing requirements.

PERFORMANCE GRAPH

The following graph compares cumulative total shareholder return for the Company with a broad performance indicator, the Russell 2000® Index, and an industry index, the Wood Household Furniture Index, for the period from November 30, 2000 to November 30, 2005.

(1)	The graph shows the cumulative total return on $100 invested at the beginning of the measurement period in the Company’s Common Stock or the specified index, including reinvestment of dividends.

(2)	Beginning June 27, 2002, the Company’s Common Stock was listed on the NASDAQ Capital Market (formerly the NASDAQ SmallCap Market) under the symbol “HOFT.” From April 11, 2001 through June 24, 2002, the Company’s Common Stock was quoted on the Over-the-Counter Bulletin Board. Before April 11, 2001, the Common Stock was not listed for trading on any securities exchange or on NASDAQ or on any other inter-dealer quotation system of a registered national securities association. For periods before fiscal 2002, the cumulative total return for the Company’s Common Stock is based upon stock price information provided by the National Association of Securities Dealers, Inc. as reported to it by its member firms. That stock price information represents transactions in the Company’s Common Stock in the “over-the-counter” market during those periods.

(3)	SIC Code 2511 Wood Household Furniture Index as prepared by Hemscott, Inc. (formerly CoreData, LLC). At February 21, 2006, Hemscott reported that the Wood Household Furniture Index consisted of: Bassett Furniture Industries, Inc., Chromcraft Revington, Inc., Ethan Allen Interiors Inc., Furniture Brands International, Inc. and Stanley Furniture Company, Inc.

(4)	The Russell 2000® Index, prepared by Frank Russell Company, measures the performance of the 2000 smallest companies out of the 3,000 largest U.S. companies based on total market capitalization.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s Common Stock as of February 14, 2006 by

•	each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock,

•	each director and director nominee,

•	each named executive officer and

•	all directors and executive officers as a group.

Name	Amount and Nature Of Beneficial Ownership		Percent Of Class
Hooker Furniture Corporation Employee Stock Ownership Plan Trust (1)	3,738,550	(1)	25.9%
Royce & Associates, LLC (2)	1,793,735	(2)	12.4
Paradigm Capital Management, Inc. (3)	950,700	(3)	6.6
J. Clyde Hooker, Jr. (4)	905,400	(4)	6.3
Franklin Resources, Inc. (5)	756,371	(5)	5.2
Paul B. Toms, Jr.	621,763	(6)	4.3
W. Christopher Beeler, Jr.	84,829	(7)		*
Douglas C. Williams	27,297	(8)		*
E. Larry Ryder	20,778	(9)		*
L. Dudley Walker	20,147			*
Michael P. Spece	9,702	(10)		*
John L. Gregory, III	2,482			*
Henry G. Williamson, Jr.	2,078			*
Mark F. Schreiber	1,681			*
Robert M. “Mac” Cooper, Jr.	784			*
C. Scott Young	766	(11)		*
David G. Sweet				*
All directors and executive officers as a group (14 persons)	814,432	(12)	5.6%

*	Less than one percent.

(1)	The principal business address for GreatBanc Trust Company, the trustee (the “ESOP Trustee”) of the Hooker Furniture Corporation Employee Stock Ownership Plan Trust (the “ESOP Trust”), is 1301 West 22nd Street, Suite 800, Oak Brook, Illinois 60523. Shares reported as owned by the ESOP Trust include 65,055 shares that are also reported as beneficially owned by the Company’s executive officers. The ESOP Trustee has disposition power with respect to shares owned by the ESOP Trust. The ESOP Trustee may dispose of ESOP shares only at the direction of a committee appointed by the Company. During fiscal 2005 that committee consisted of the following officers of the Company: Paul B. Toms, Jr., Douglas C. Williams, E. Larry Ryder and Jack R. Palmer (Vice President-Human Resources). The ESOP Trustee has sole voting power with respect to 2,706,304 shares held by the ESOP Trust, which have not been allocated to plan participants. Shares allocated to plan participants’ accounts are voted by the ESOP Trustee in accordance with the directions of the participants, unless no directions are received.

(2)	The beneficial ownership information for Royce & Associates, LLC is based upon a Schedule 13G/A filed with the SEC on January 25, 2006. The Schedule 13G/A indicates that Royce & Associates has sole voting and disposition power with respect to all 1,793,735 of such shares. The principal business address of Royce & Associates is 1414 Avenue of the Americas, New York, New York 10019.

(3)	The beneficial ownership information for Paradigm Capital Management, Inc. is based upon a Schedule 13G filed with the SEC on February 15, 2006. The Schedule 13G indicates that Paradigm Capital Management has sole voting and disposition power with respect to all 950,700 of such shares. The principal business address of Paradigm Capital Management is Nine Elk Street, Albany, New York 12207.

(4)	J. Clyde Hooker, Jr. has sole voting and disposition power with respect to 712,844 shares and shared voting and disposition power with respect to 192,556 shares. The business address for Mr. Hooker is c/o Hooker Furniture Corporation, 440 East Commonwealth Boulevard, Martinsville, Virginia 24112.

(5)	The beneficial ownership information for Franklin Resources, Inc. is based upon a Schedule 13G filed with the SEC on February 8, 2006. Franklin Resources, its subsidiary Franklin Advisory Services, LLC, and Charles B. Johnson and Rupert H. Johnson, Jr. (holders of more than 10% of the common stock of Franklin Resources), reported holdings of the Company’s common stock beneficially owned by one or more open or closed-end investment companies or other managed accounts advised by subsidiaries of Franklin Resources. Franklin Resources reported it has sole voting power for 753,971 shares and dispositive power for 756,371 shares. The principal business address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.

(6)	Mr. Toms has sole voting and disposition power with respect to 63,432 shares and shared voting and disposition power with respect to 547,268 shares. Mr. Toms also has sole voting power with respect to 11,063 shares held by the ESOP Trust. Mr. Toms also may be deemed to share disposition power with respect to the shares held by the ESOP Trust (see note (1) above).

(7)	Mr. Beeler has sole voting and disposition power with respect to 9,829 shares and shared voting and disposition power with respect to 75,000 shares.

(8)	Mr. Williams has sole voting and disposition power with respect to 11,152 shares. He also has sole voting power with respect to 15,745 shares held by the ESOP Trust. The share amount shown in the table includes 400 shares beneficially owned by members of his family. Mr. Williams also may be deemed to share disposition power with respect to the shares held by the ESOP Trust (see note (1) above).

(9)	Mr. Ryder has sole voting and disposition power with respect to 7,500 shares. He also has sole voting power with respect to 13,278 shares held by the ESOP Trust. Mr. Ryder also may be deemed to share disposition power with respect to the shares held by the ESOP Trust (see note (1) above).

(10)	Mr. Spece has sole voting and disposition power with respect to 3,750 shares. He also has sole voting power with respect to 5,952 shares held by the ESOP Trust.

(11)	Mr. Young has sole voting power with respect to 766 shares held by the ESOP Trust.

(12)	Messrs. Toms, Williams and Ryder, each of whom is an executive officer, may be deemed to share disposition power with respect to the shares held by the ESOP Trust (see note (1) above).

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for fiscal 2006. KPMG has served as the Company’s independent registered public accounting firm since fiscal 2003.

Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees billed to the Company by KPMG for the fiscal years ended November 30, 2005 and 2004:

	2005	2004
Audit Fees	$619,000	$735,000
Audit-Related Fees	18,000	106,000
Tax Fees	3,000	23,000
All Other Fees	None	None

Audit Fees include KPMG’s fees for audit services, including the audit of the Company’s annual financial statements and related audit and attestation work required by Section 404 of the Sarbanes-Oxley Act of 2002, review of the Company’s quarterly financial statements included in its Forms 10-Q and review of SEC filings. Audit Fees for 2005 include estimated fees of $101,000, which have not yet been billed by KPMG.

Audit-Related Fees include fees billed by KPMG in 2004 and 2005 for audit-related services not otherwise reported in the preceding paragraph. Audit-related services for 2004 included review and assistance related to the Company’s Sarbanes-Oxley Section 404 documentation compliance efforts.

Tax Fees include fees billed by KPMG for state tax planning and compliance services and advice.

Audit Committee Preapproval of Audit and Non-Audit Services

The Audit Committee is required to preapprove all audit and permitted non-audit services provided by KPMG, the Company’s auditing firm. The Audit Committee has authorized the Committee Chair to preapprove such services between meetings of the Committee up to $15,000 during any fiscal quarter and $50,000 during any fiscal year. The Committee Chair must report any preapproval to the Committee at its next meeting. Less than 1% of aggregate audit-related fees and tax fees were approved by the Committee pursuant to the de minimus waiver of the pre-approval requirement set forth in Regulation S-X 2.01(c)(7)(i)(C).

OTHER BUSINESS

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote that proxy at their discretion.

ADDITIONAL INFORMATION

Voting Procedures

Votes will be tabulated by one or more Inspectors of Elections. A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

In the election of directors, the eight nominees receiving the greatest number of votes cast in the election of directors will be elected. Votes that are withheld and broker shares that are not voted in the election of directors will not be included in determining the number of votes cast on the election of directors and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and broker shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome of that matter.

Voting of Shares Held in Employee Stock Ownership Plan

Participants in the Company’s ESOP will receive a form to use to provide voting instructions to GreatBanc Trust Company, the trustee for the ESOP (the “ESOP Trustee”) for the shares of Common Stock held on each participant’s behalf by the ESOP Trustee. The share amounts on the form will reflect the shares in the participant’s plan account. Voting instructions should be returned, properly executed, in the envelope provided. The ESOP Trustee will vote in accordance with a participant’s instructions. If an ESOP participant does not return voting instructions, the ESOP Trustee will vote the shares in its discretion.

Shareholder Proposals for 2007 Annual Meeting

Any shareholder desiring to present a proposal to the shareholders at the 2007 Annual Meeting and who desires that the proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must transmit the proposal to the Secretary of the Company so that it is received at the Company’s principal executive offices on or before November 6, 2006. All proposals must comply with applicable Securities and Exchange Commission regulations.

A shareholder who desires to bring any other business before the 2007 Annual Meeting (other than business that the shareholder has sought to have included in the Company’s proxy statement for that meeting) must give written notice to the Secretary of the Company so that it is received at the Company’s principal executive offices on or before January 20, 2007. With respect to shareholder proposals that are not included in the proxy statement for the 2007 Annual Meeting, the persons named in the proxy solicited by the Company’s Board of Directors for the 2007 Annual Meeting will be entitled to exercise the discretionary voting power conferred by that proxy under the circumstances specified in Securities Exchange Act Rule 14a-4(c).

Shareholder Communications

Shareholders may send written communications to the Board of Directors c/o Secretary, Hooker Furniture Corporation, P.O. Box 4708, Martinsville, Virginia 24115-4708.

By Order of the Board of Directors,

Robert W. Sherwood
Secretary

March 6, 2006

REVOCABLE PROXY

HOOKER FURNITURE CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For the Annual Meeting of Shareholders called for March 31, 2006

The undersigned hereby appoints Paul B. Toms, Jr. and Douglas C. Williams, or either of them, the attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Hooker Furniture Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Piedmont Arts Association, 215 Starling Avenue, Martinsville, Virginia on March 31, 2006 at 2:00 P.M., and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters below:

(1) Election of Directors

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:	Paul B. Toms, Jr., Douglas C. Williams, W. Christopher Beeler, Jr., Robert M. “Mac” Cooper, Jr., John L. Gregory, III, Mark F. Schreiber, David G. Sweet and Henry G. Williamson, Jr.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee, write such nominee’s name in the space provided below.

___________________________________________________________________________________________________________________________

(2) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

All as more particularly described in the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held on March 31, 2006, receipt of which is hereby acknowledged.

(Continued and to be dated and signed on reverse side)

(continued from reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEM (1) AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.

Dated , 2006

Please promptly mark, sign, date and mail this Proxy Card in the enclosed envelope. No postage is required.